Exhibit 10.36


                         AMENDMENT NO. 1

                             TO THE

                      EMPLOYMENT AGREEMENT

                             BETWEEN

                     CALENERGY COMPANY, INC.

                               AND

                        CRAIG M. HAMMETT

          This Amendment No. 1 (the "Amendment") to the
Employment Agreement dated January 11, 1998 (the "Employment
Agreement") by and between CalEnergy Company, Inc., a Delaware corporation (the "Company"), and Craig M. Hammett (the
"Executive"), is entered into as of January 12, 1998.

          WHEREAS, the Company and the Executive are presently parties to the Employment Agreement; and

          WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein;

          NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

          (1) By adding the following sentences at the end of
Section 4(c):

                "The Executive shall also be eligible to be paid
             other bonuses for each fiscal year as determined by the Chairman of the Board. The Executive's annual incentive merit bonus, together with all such other bonuses paid or payable for the fiscal year (including any amounts for which receipt is otherwise deferred pursuant to a plan or arrangement with the Company), is referred to herein as `Annual Bonus Compensation.'"

          (2) By adding the following sentence after the last sentence of Section 6(a):

                "The preceding sentence notwithstanding, if the
             Executive's resignation occurs upon or after a Change in Control, he shall not be precluded from accepting employment or providing services to Peter Kiewit Sons', Inc. or any affiliate thereof."

          (3)    By deleting from the first sentence of Section
8(b) the language following the parenthetical "(iii)" and replacing it with the following:

                "commencing one month after the month of his
             Termination Date, 24 monthly payments each equal to 1/24 of a sum equal to two times the average Annual Bonus Compensation payable to the Executive in respect of the two fiscal years immediately preceding the year in which the Executive's employment with the Company terminates (with any such year for which no bonus was payable included in such two year average as a zero)."

          (4) By deleting current Section 8(d) and inserting new Section 8(d), to read as follows:

                "(d) If the employment of the Executive is
             terminated pursuant to subsections (ii) or (vi) of
             Section 7(a), any Performance Accelerated Stock Options ("PASOs") held by the Executive on the Termination Date will become vested and immediately exercisable on such Termination Date and shall otherwise remain exercisable for their term in accordance with the terms thereof." "

          (5) By inserting immediately following Section 8(d) a new Section 8(e) to read as follows:

                "(e) If the employment of the Executive is
             terminated for any reason after a Change in Control, then without further action by the Company, the Board of any committee thereof, the Executive may exercise any vested stock options (including any vested PASOs) held by the Executive pursuant to existing procedures approved by the Stock Option Committee for cashless exercise, by surrendering previously owned shares, electing to have the Company withhold shares otherwise deliverable upon exercise of such options, or by providing an irrevocable direction to a broker to sell shares and deliver all or a portion of the proceeds to the Company, in any case in an amount equal to the aggregate exercise price and any tax withholding obligation attendant to the exercise."

          (6) By inserting immediately following Section 8 a new
Section 8A, which shall read in its entirety as follows:

                               "Section 8A.  Certain Additional
                          Payments by the Company.

                         (a)  Anything in this Agreement to the
             contrary notwithstanding, in the event it shall be determined that any payment, distribution, waiver of Company rights, acceleration of vesting of any stock options or restricted stock, or any other payment or benefit in the nature of compensation to or for the benefit of the Executive, alone or in combination (whether such payment, distribution, waiver, acceleration or other benefit is made pursuant to the terms of this Agreement or any other agreement, plan or arrangement providing payments or benefits in the nature of compensation to or for the benefit of the Executive, but determined without regard to any additional payments required under this Section 8A) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                         (b)  Subject to the provisions of
             Section 8A(c), all determinations required to be made under this Section 8A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte and Touche LLP, or such other nationally recognized accounting firm then auditing the accounts of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is unwilling or unable to its obligations pursuant to this Section 8A, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to hereunder as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, determined pursuant to this Section 8A, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The parties hereto acknowledge that, as a result of the potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company will not have made Gross-Up Payments which should have been made consistent with the calculations required to be made hereunder (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 8A(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                   (c)  The Executive shall notify the Company
             in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                          (i)      give the Company any
                    information reasonably requested by the
                    Company relating to such claim,

                          (ii)     take such action in connection
                    with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                          (iii)    cooperate with the Company in
                    good faith in order effectively to contest such claim, and

                          (iv)     permit the Company to
                    participate in any proceedings relating to such claim;

                providing, however, that the Company shall bear
             and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8A(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest and claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                         (d)  If, after the receipt by the
             Executive of an amount advanced by the Company pursuant to Section 8A(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of
             Section 8A(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
             Section 8A(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid."

          Except as provided herein and to the extent necessary to give full effect to the provisions of this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have entered into this Amendment effective as of January 12,1998.

                                             CALENERGY COMPANY,
                    INC.




                               By:/s/ David L. Sokol
                               Name:   David L. Sokol
                               Title:  Chairman of the Board



                                             EXECUTIVE



                               By:/s/ Craig M. Hammett
                                        Craig M. Hammett